EXHIBIT 99.1

ExOne Opens Sixth Production Service Center and Announces Plans for Two New Sales Centers in Brazil and China

  Newest PSC located in Auburn, Washington; Fourth U.S.-based PSC, serves the northwestern industrial corridor
  Sales Centers to be Located in Sao Paulo and Shanghai

NORTH HUNTINGDON, Pa., July 31, 2013 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE) ("ExOne" or "the Company"), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers, announced today that it has opened a new Production Service Center ("PSC") in Auburn, Washington, near Tacoma. Additionally, the Company announced the establishment of sales centers in Sao Paulo, Brazil and Shanghai, China.

To be cost competitive and with sufficient customer demand in the Puget Sound region, the Company opened an 11,600 square foot leased facility in which it will print molds and cores for foundries in the northwestern U.S. corridor. With the general manager and production staff already on board, full operations are expected to commence in September. This marks ExOne's fourth PSC in the U.S. and sixth PSC worldwide.

The Company's new sales centers in Sao Paulo and Shanghai will utilize the resources of the Association for Manufacturing Technology ("AMT"), which provides global support to U.S. manufacturers through its technical centers and representative offices in numerous global locations. ExOne will have sales representatives in each office to focus on targeting customers well suited for ExOne's 3D printing technology and to focus on furthering the reach of the Company's expanding sales network in South America and China.

David Burns, President and Chief Operating Officer of ExOne commented, "PSCs provide our customers the opportunity to directly experience our 3D printing technology and increase their understanding of the value it can provide their operations. As the hub of industrial activity in the northwestern U.S., particularly the aerospace industry, the greater Tacoma area is a natural location for our sixth PSC. We expect the addition of this facility will help to drive further revenue growth, consistent with our expansion strategy."

"Our sales centers in Sao Paulo and Shanghai represent an important step in our progression to promote our 3D printing technology in those significant industrial markets," Mr. Burns explained. "We view establishment of these sales centers as precursors to the eventual opening of PSCs in those countries, as growing demand warrants."

ExOne's other PSCs are located in North Huntingdon, PA; Troy, MI; Houston, TX; Augsburg, Germany; and Kanagawa, Japan.

For more information regarding ExOne's operations, visit the Company's website at www.exone.com.

About ExOne

ExOne is a global provider of 3D printing machines and printed products to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre‐production collaboration and prints products through Production Service Centers, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated products, including consumables and replacement parts, and services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "typically," "anticipates," "believes," "appears," "could," "plan," and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, energy and other industrial products; the impact of disruption of our manufacturing facilities or PSCs; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; and the adequacy of our protection of our intellectual property, and other factors disclosed in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT: For more information, contact:

         Media:
         Nicole McEwen
         Marketing Director
         (724) 765-1328
         nicole.mcewen@exone.com

         Investors:
         John Irvin
         Chief Financial Officer
         (724) 765-1310
         john.irvin@exone.com